Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

On Dec. 23, 2013, Gannett Co., Inc. (Gannett or the company) completed the previously announced merger transaction contemplated in the Agreement and Plan of Merger, dated June 12, 2013 (the Merger Agreement), among Belo Corp. (Belo), Gannett, and Delta Acquisition Corp., a wholly-owned subsidiary of Gannett (Merger Sub). Pursuant to the Merger Agreement, Merger Sub merged with and into Belo (the Merger), with Belo surviving the Merger as a wholly-owned subsidiary of Gannett.
As part of the transactions contemplated by the Merger Agreement, Gannett and Belo restructured certain of Belo’s media holdings. Simultaneously with the closing of the transactions contemplated by the Merger Agreement, Gannett closed on Asset Purchase Agreements (collectively, the Restructuring Agreements) with Sander Holdings, LLC and certain of its subsidiaries and Tucker Operating Co. LLC (the Restructuring Assignees).
Pursuant to the Restructuring Agreements, the Belo subsidiaries that owned and operated Belo’s seven stations located in the Louisville, KY; Phoenix, AZ; Portland, OR; St. Louis, MO; and Tucson, AZ television markets entered into their respective Restructuring Agreement and thereupon assigned, transferred, and conveyed to the Restructuring Assignees designated assets, including the applicable Federal Communications Commission (FCC) licenses, and certain operating equipment and programming and distribution agreements relating to the respective stations. As previously announced, the closing of the Restructuring Agreements for station KMOV-TV in St. Louis, MO was subject to the terms of a proposed consent decree with the U.S. Department of Justice, which requires a divestiture of that station. This divestiture was completed in February 2014. Gannett also entered into, effective after closing of the Merger and the conveyance under the Restructuring Agreements, shared services or other support agreements with the Restructuring Assignees. In addition, the Restructuring Assignees granted Gannett (or its assignee) the right to acquire such stations in the future, subject to applicable law. In order to facilitate the efficient pricing of the acquisition financing needs of the Restructuring Assignees, Gannett guaranteed debt incurred by the Restructuring Assignees in connection with the closings under the Restructuring Agreements.
The total cash consideration for the acquisition of Belo was $1.47 billion, in addition to the assumption of $715 million in principal amount of outstanding Belo debt. The source of the aggregate purchase price paid by Gannett in the Merger consisted of the net proceeds from the sale of Gannett’s $600 million aggregate principal amount of 5.125% Senior Notes due 2019 (the 2019 Notes) and $650 million aggregate principal amount of 6.375% Senior Notes due 2023 (the 2023 Notes), and approximately $214 million of cash on hand.
The unaudited pro forma condensed combined statement of operations gives effect to the Merger and the deconsolidation of three Belo television stations subject to asset purchase agreements as well as the related acquisition financing for the transactions. The unaudited pro forma condensed combined statement of operations is presented as if the Merger, the deconsolidation of the three television stations and the related acquisition financing had occurred at the beginning of Gannett's 2013 fiscal year on Dec. 31, 2012. A pro forma balance sheet has not been included as the Merger is already reflected in Gannett's balance sheet as of Dec. 29, 2013, as reported in its Annual Report on Form 10-K, filed with the Securities and Exchange Commission on Feb. 27, 2014.
The unaudited pro forma condensed combined statement of operations was derived from the company’s and Belo’s respective historical consolidated statements of operations as adjusted for the Merger, the deconsolidation of the three television stations and the related financings. The unaudited pro forma condensed combined statement of operations and accompanying notes should be read together with Gannett's Annual Report on Form 10-K for the year ended Dec. 29, 2013 and Belo's Annual Report on Form 10-K for the year ended Dec. 31, 2012, included as Exhibit 99.1, and Quarterly Report on Form 10-Q for the fiscal quarter ended Sept. 30, 2013, included as Exhibit 99.2.
The unaudited pro forma condensed combined statement of operations is presented for illustrative purposes only and is not indicative of the results of operations that might have been achieved if the Merger was consummated as of Dec. 31, 2012, nor is it indicative of future operating results.
The unaudited pro forma condensed combined statement of operations does not include the effects of non-recurring income statement impacts from the Merger. Additionally, the unaudited pro forma condensed combined statement of operations does not include any adjustments for expected future incremental operating income as a result of synergies, which the company expects may be significant.
The unaudited pro forma condensed combined statement of operations is based upon currently available information and assumptions and estimates which the company believes are reasonable. These assumptions and estimates, however, are subject to change. The company’s management believes that all adjustments have been made that are necessary to fairly present the pro forma information.

GANNETT CO. INC., AND SUBSIDIARIES
PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 29, 2013
In thousands (except per share amounts)

	Gannett Historical (Audited)	Belo Historical (Unaudited)	Pro Forma Adjustments	Notes	Gannett Pro Forma Combined (Unaudited)
Net operating revenues
Broadcasting	$835,113	$680,986	$(104,297)	(A)	$1,411,802
Publishing advertising	2,198,719	—	—		2,198,719
Publishing circulation	1,129,060	—	—		1,129,060
All other Publishing	250,025	—	—		250,025
Digital	748,445	—	—		748,445
Total	5,161,362	680,986	(104,297)		5,738,051
Operating expenses
Cost of sales and operating expenses, exclusive of depreciation	2,882,449	254,478	(54,285)	(A)	3,082,642
Selling, general and administrative expenses, exclusive of depreciation	1,291,858	228,935	(22,306)	(A)	1,498,487
Depreciation	153,203	28,076	(3,515)	(B)	177,764
Amortization of intangible assets	36,369	—	25,974	(C)	62,343
Facility consolidation and asset impairment charges	58,240	—	—		58,240
Total	4,422,119	511,489	(54,132)		4,879,476
Operating income	739,243	169,497	(50,165)		858,575
Non-operating (expense) income
Equity income in unconsolidated investees, net	43,824	3,064	—		46,888
Interest expense	(176,064)	(56,973)	(53,577)	(D)	(286,614)
Other non-operating items	(47,890)	(527)	32,952	(F)	(15,465)
Total	(180,130)	(54,436)	(20,625)		(255,191)
Income before income taxes	559,113	115,061	(70,790)		603,384
Provision for income taxes	113,200	45,707	(35,007)	(E)	123,900
Net income	445,913	69,354	(35,783)		479,484
Net income attributable to noncontrolling interests	(57,233)	—	—		(57,233)
Net income attributable to Gannett Co., Inc.	$388,680	$69,354	$(35,783)		$422,251
Net income per share—basic	$1.70				$1.85
Net income per share—diluted	$1.66				$1.80
Weighted average number of common shares outstanding
Basic	228,541				228,541
Diluted	234,189				234,189

See the accompanying notes to the unaudited pro forma condensed combined statement of operations.

NOTES TO THE PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
(1) BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma condensed combined statement of operations and accompanying notes give effect to the Merger with Belo. The unaudited pro forma condensed combined statement of operations is presented as if the Merger had occurred at the beginning of Gannett's 2013 fiscal year on Dec. 31, 2012.
The Merger has been accounted for under the acquisition method of accounting which requires the total purchase price to be allocated to the assets acquired and liabilities assumed based on their estimated fair values. The excess of the purchase price over the amounts assigned to tangible and intangible assets acquired and liabilities assumed is recognized as goodwill.
The unaudited pro forma condensed combined statement of operations is based on the respective historical statements of operations of Gannett and Belo after giving effect to the Merger, as well as the assumptions and adjustments described in these accompanying notes to the unaudited pro forma condensed combined statement of operations.
The unaudited pro forma condensed combined statement of operations is presented for illustrative purposes only and is not indicative of the results of operations that might have been achieved if the Merger was consummated as of Dec. 31. 2012, nor is it indicative of future operating results. This information should be read in conjunction with these accompanying notes, the historical consolidated financial statements and accompanying notes included in Gannett’s Annual Report on Form 10-K for the year ended Dec. 29, 2013 and the financial statements of Belo included as Exhibit 99.1 and 99.2 to this Current Report on Form 8-K/A.
Certain reclassifications have been made to the historical presentation of the Belo statement of operations to conform to the presentation used in the company’s condensed statement of operations.

(2) PRELIMINARY PURCHASE PRICE ALLOCATION

The purchase price for Belo was $1.47 billion. The purchase price was allocated to the tangible assets and identified intangible assets acquired based on their estimated fair values. The excess of the purchase price over those fair values was recorded as goodwill. At the acquisition date, the purchase price assigned to the acquired assets and assumed liabilities is summarized as follows:

In thousands of dollars
Cash and cash equivalents	$38,107
Receivables and other current assets	161,498
Assets held for sale	429,186
Plant, property and equipment, net	254,489
Indefinite-lived FCC licenses	835,900
Definite-lived intangible assets:
Retransmission agreements	99,161
Network affiliation agreements	37,030
Other	48,782
Investments and other noncurrent assets	53,478
Goodwill	943,841
Total assets acquired	2,901,472
Current liabilities	86,128
Deferred income taxes	525,550
Other noncurrent liabilities	76,500
Long-term debt	741,708
Total liabilities assumed	1,429,886
Net assets acquired	$1,471,586

The retransmission agreements and network affiliate agreements intangible assets will be amortized over a weighted average life of eight years and nine years, respectively. Acquired property and equipment will be depreciated on a straight-line basis over the respective estimated remaining useful lives. Goodwill is calculated as the excess of the consideration transferred over the fair value of the identifiable net assets acquired and represents the future economic benefits expected to arise from other intangible assets acquired that do not qualify for separate recognition, including assembled workforce and non-contractual relationships, as well as expected future synergies. The company expects that the purchase price allocated to goodwill and other indefinite-lived intangibles will not be deductible for tax purposes as no new tax basis in these intangibles was created due to the acquisition being a stock acquisition. The initial purchase price allocation is preliminarily based upon all information available to the company at the present time and is subject to change, and such changes could be material. The company continues to review the underlying assumptions and valuation techniques utilized to calculate the fair value of primarily the Indefinite-lived and Definite-lived intangibles, Plant, property and equipment, Investments and Deferred income taxes.

(3) PRO FORMA ADJUSTMENTS

The unaudited pro forma condensed combined statement of operations reflecting the Belo acquisition includes the adjustments attributed to the additional borrowings relating to the acquisition and redemption of certain outstanding debt including the issuance of $600 million of 5.125% Senior Notes due 2020 (the 2020 Notes), which were issued in July 2013, and the issuance of the 2019 and 2023 Notes, which were both issued in October 2013 (collectively, the Notes). The unaudited pro forma condensed combined statement of operations includes the related interest expense impact associated with the $1.85 billion of Notes which were used to fund the Belo acquisition, redeem Belo's $275.0 million 8.0% Senior Notes due 2016 (the 2016 Notes), reduce outstanding amounts under the company's credit agreement, and pay financing fees related to the Notes.
The unaudited pro forma condensed combined statement of operations does not include any costs that may result from acquisition and integration activities. The unaudited pro forma condensed combined statement of operations does not include any adjustments for expected future incremental operating income as a result of synergies, which the company expects may be significant.
The pro forma adjustments in the unaudited pro forma condensed combined statement of operations related to the Belo Merger and the related acquisition financing are as follows:

(A)
The pro forma adjustments include the deconsolidation of the results of operations of KASW-TV and KTVK-TV in Phoenix, AZ and KMOV-TV in St. Louis, MO from Belo’s historical statement of operations. Subsidiaries of Gannett and Sander Media, a holding company that has a station-operation agreement with Gannett, agreed to sell KMOV-TV in St. Louis, MO, to media company Meredith Corporation (Meredith). This sale was completed in February 2014. Under a separate agreement, subsidiaries of both companies also have agreed to sell two other stations, KTVK-TV and KASW-TV in Phoenix, AZ to Meredith. The company has recorded pro forma adjustments to the unaudited pro forma condensed combined statement of operations to exclude the results of operations of KASW-TV, KTVK-TV and KMOV-TV. These adjustments are as follows:

In thousands of dollars	Year ended Dec. 29, 2013
Revenue	$104,297
Cost of sales and operating expenses, exclusive of depreciation	$54,285
Selling, general and administrative expenses, exclusive of depreciation	$22,306

(B)
The pro forma adjustments include depreciation expense of $1.7 million for the stations in Phoenix, AZ and $1.8 million for the station in St. Louis, MO related to the deconsolidation of the television stations for the year ended Dec. 29, 2013.

(C)	The pro forma adjustments include the amortization of definite-lived intangible assets related to the fair value step-up of these acquired assets.

(D)
The pro forma adjustments include additional interest expense of $25.3 million related to the 2019 Notes, $32.5 million related to the 2023 Notes and $19.1 million related to the 2020 Notes that each relate to the period in 2013 that was prior to the issuance of each respective Note.

The pro forma adjustments include a reduction in interest expense related to Belo's 2016 Notes. The company redeemed Belo's 2016 Notes upon closing of the acquisition. These adjustments to reduce interest expense totaled $22.0 million for the year ended Dec. 29, 2013.
The pro forma adjustments include a reduction in interest expense related to historical Belo loan commitment fees and debt issuance costs. These adjustments to reduce interest expense totaled $1.3 million for the year ended Dec. 29, 2013.

(E)
The company applied the actual tax rates used by Belo for the year ended Dec. 29, 2013 of 36.6% and 37.6%, respectively, with regard to the deconsolidation of pretax income associated with the Phoenix, AZ and St. Louis, MO television stations.

The company applied a 39.0% tax rate that represents a blended rate incorporating the 35.0% federal statutory rate and the estimated impact of state taxes for the year ended Dec. 29, 2013.
The company incurred $33.0 million of acquisition costs included in non-operating expenses (see Note F) and the actual tax rate was 15.1%.
The pro forma provision for income taxes does not necessarily reflect the amounts that would have resulted had the company filed consolidated returns for the periods presented.

(F)	The pro forma adjustments for the year ended Dec. 29, 2013 include a reduction to non-operating expenses of $33.0 million related to acquisition costs. These expenses are nonrecurring in nature.